UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2013

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

7999 Gateway Blvd, Suite 300, Newark, California 94560

(Address of principal executive offices, with zip code)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

On July 29, 2013, Depomed, Inc., a California corporation (“Depomed”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with each of Archimedes Pharma US Inc., a Delaware corporation, Archimedes Pharma Ltd., a corporation registered under the laws of England and Wales, and Archimedes Development Ltd., a company registered under the laws of England and Wales (collectively, “Archimedes”), pursuant to which Depomed acquired all of the U.S. and Canadian rights to Lazanda® (fentanyl) nasal spray from Archimedes, including related product inventory, and assumed certain liabilities relating to Lazanda, for $4,000,000 in cash (the “Initial Payment”).

In addition to the Initial Payment, Depomed will also pay royalties on Depomed’s net sales of Lazanda.  In 2013 and 2014, Depomed will not owe royalties to Archimedes and third party royalties assumed by Depomed in connection with the acquisition will be less than 5% of Depomed’s net sales of Lazanda.  Thereafter, Depomed will pay royalties to Archimedes and third parties totaling 13% to 15% of Depomed’s net sales of Lazanda.

In addition to the Initial Payment and royalties, Depomed will pay to Archimedes the following one-time, contingent cash payments upon the achievement by Depomed of net sales of Lazanda equal to or in excess of the following net sales milestones: (i) $1,000,000 at the end of the first calendar year in which Depomed’s net sales of Lazanda are $20,000,000; (ii) $2,500,000 at the end of the first calendar year in which Depomed’s net sales of Lazanda are $45,000,000; (iii) $5,000,000 at the end of the first calendar year in which Depomed’s net sales of Lazanda are $75,000,000; and (iv) $7,500,000 at the end of the first calendar year in which Depomed’s net sales of Lazanda are $100,000,000.

Pursuant to the Asset Purchase Agreement, $1,000,000 of the Initial Payment will be held in escrow for 18 months and applied towards the indemnification obligations of Archimedes as set forth in the Asset Purchase Agreement.

The foregoing description of the terms of the Asset Purchase Agreement is qualified in its entirety by reference to the provisions of the Asset Purchase Agreement, which will be filed as an exhibit to Depomed’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2013.

Item 2.01              Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 is incorporated by reference.

Item 8.01              Other Events

On July 26, 2013, Depomed filed a lawsuit in the United States District Court for the District of New Jersey against Banner Pharmacaps Inc. (“Banner”) and Watson Laboratories, Inc. ( “Watson”) for infringement of U.S. Patent No. 6,365,180, which expires in 2019, and U.S. Patent Nos. 7,662,858, 7,884,095, 7,939,518, and 8,110,606, each of which expires in 2029 (collectively, the “Zipsor Orange Book Listed Patents”).  The patents are listed for the Company’s prescription pharmaceutical product Zipsor® (diclofenac potassium) in the Patent and Exclusivity Information Addendum of the FDA’s publication titled Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the “Orange Book”) of the United States Food and Drug Administration (the “FDA”).

The lawsuit is in response to an Abbreviated New Drug Application (“ANDA”) filed by Banner with the FDA to market generic versions of Zipsor 25mg prior to the expiration dates of the Zipsor Orange Book Listed Patents.  Banner has granted to Watson exclusive rights to Banner’s proposed generic Zipsor product.

Depomed commenced the lawsuit within the 45 days required to automatically stay, or bar, the FDA from approving the Zipsor ANDA for 30 months from the date of receipt by Depomed of the notice (December 2015) or until a district court decision that is adverse to the patents, whichever may occur earlier.

Item 9.01 Financial Statements and Exhibits

(a)                                 Financial Statements of Businesses Acquired

Any financial statements to be filed in response to this Item 9.01(a) with respect to the transaction described in Item 1.01 herein will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(b)                                 Pro Forma Financial Information

Any pro forma financial information to be filed in response to this Item 9.01(b) with respect to the transactions described in Item 1.01 herein will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: August 1, 2013	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel